SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 MARCH 19, 1998
                                 --------------
                        (Date of Earliest Event Reported)

                       NEW ENGLAND COMMUNITY BANCORP, INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


        DELAWARE                                          06-1116165
        --------                                          ----------
(Commission File Number)                      (IRS Employer Identification No.)


           OLD WINDSOR MALL, P.O. BOX 130, WINDSOR, CONNECTICUT 06095
           ----------------------------------------------------------
             (Address of principal executive offices and zip code)

                            Telephone: (860) 610-3600
                            -------------------------
              (Registrant's telephone number, including area code)

Form 8-K
New England Community Bancorp, Inc.
Commission File No. 0-14550

Item 5.      Other Matters

             At separate meetings on March 19, 1998, the Boards of Directors of New England Community Bancorp, Inc. ("NECB") and Bank of South Windsor ("BSW"), respectively, approved a definitive agreement (the "Agreement") whereby BSW will be acquired by NECB ("the Acquisition"). Following the consummation of the transaction, BSW will be merged with and into NECB's wholly-owned subsidiary New England Bank and Trust Company.

             Under the terms of the agreement, South Windsor shareholders will receive a fixed exchange of 1.3204 shares of New England Common Stock for each share of South Windsor Common Stock. Using New England's closing price on March 18, 1998 of $25.50 per share, the transaction would have a value of $33.67 per share to South Windsor shareholders and an aggregate transaction value of approximately $32.8 million. In the event that the average closing price of New England Stock, for the twenty days ending on the date of final regulatory approval, is less than $23.48, the exchange ratio will (subject to certain qualifications) be adjusted to result in the receipt by South Windsor shareholders of New England shares having a value of $31.00 per share of South Windsor common stock.

             The Acquisition is subject to customary conditions, including but not limited to the approval by federal and state bank regulatory authorities and the shareholders of both NECB and BSW. BSW operates a total of three banking centers--one each in South Windsor, Vernon and East Hartford, Connecticut. At December 31, 1997, BSW had assets of approximately $155 million, deposits of approximately $133 million, loans of approximately $100 million, and shareholders' equity of approximately $11 million.

             The management of NECB and BSW anticipate that the Acquisition will close in the middle of third quarter of 1998, and will be accounted for using the "pooling of interests" method of accounting.

             Attached   hereto  as  Exhibit  99.1,  is  a  joint  press  release
announcing the signing of the Agreement and providing certain supplemental information about NECB and BSW.

Item 7.      Exhibit No.  Description

             99.1     NECB and BSW Press Release dated March 19, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:  March 21, 1998                  NEW ENGLAND COMMUNITY BANCORP, INC.


                                        By: /s/ Anson C. Hall
                                        ----------------------
                                        Anson C. Hall


Exhibit 99.1--Press Release dated March 19, 1998

                                                               Page 1 of 3 pages



[LOGO OMITTED] NEW ENGLAND COMMUNITY BANK

For more information contact:

NEW ENGLAND COMMUNITY BANCORP, INC.          BANK OF SOUTH WINDSOR
David A. Lentini                             John R. Dunn
Chairman, President & CEO                    President & Chief Executive Officer
860-683-4601                                 860-644-4412

Anson C. Hall
Vice President & CFO
860-683-4610

FOR IMMEDIATE RELEASE

                    NEW ENGLAND COMMUNITY BANCORP TO ACQUIRE
                             BANK OF SOUTH WINDSOR


Windsor CT, March 19, 1998--New England Community Bancorp, Inc. (Nasdaq: NECB) and Bank of South Windsor (ASE: BSW) today announced a definitive agreement pursuant to which New England will acquire South Windsor on a stock-for-stock basis in a tax-free exchange fixed at 1.3204 shares of New England common stock for each share of South Windsor common stock. Bank of South Windsor, a Connecticut commercial bank with total assets of $155 million and shareholders' equity of $10.8 million, operates offices in South Windsor, Vernon and East Hartford. With the addition of South Windsor, and the previously announced pending acquisition of Olde Port Bank & Trust, of Portsmouth, New Hampshire, New England will have $808 million in assets, four community bank subsidiaries and a total of 18 branch offices.


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                                                                     Page 2 of 3

The definitive agreement, which has been approved by both institutions' boards of directors, is subject to the approval of the shareholders of New England and South Windsor and the appropriate regulatory agencies. New England expects the transaction to close in the third quarter of 1998.

"The opportunity to join forces with Bank of South Windsor represents an exciting and important stage in the growth and development of NECB as it becomes one of the region's leading community-based multibank holding companies," said David A. Lentini, New England chairman and Chief Executive Officer. "Our banks have been friendly competitors in the Hartford and Tolland counties for many years, and we look forward to continuing to move forward together; to provide excellent service to our customers and communities."

John R. Dunn, President and Chief Executive Officer of Bank of South Windsor, said, "Bank of South Windsor Directors are very excited about the benefits to come from this partnership. Our Bank's commitment to enhancing shareholder value, providing high quality customer service and supporting community involvement will be further fulfilled as a result of this merger." Barbara Barbour, Chairwoman of South Windsor, commented that "the Board formed South Windsor to offer a community-based alternative to meet the banking needs of the South Windsor and the surrounding communities. We are very confident that this merger will continue to meet these needs."

Under the terms of the agreement, South Windsor shareholders will receive a fixed exchange of 1.3204 shares of New England Common Stock for each share of South Windsor Common Stock. Using New England's closing price on March 18, 1998 of $25.50 per share, the transaction would have a value of $33.67 per share to South Windsor shareholders and an aggregate transaction value of approximately $32.8 million. In the event that the average closing price of New England Stock, for the twenty days ending on the date of final regulatory approval, is less than $23.48, the exchange ratio will (subject to certain qualifications) be adjusted to result in the receipt by South Windsor shareholders of New England shares having a value of $31.00 per share of South Windsor common stock.

The acquisition, which New England expects will be accretive to earnings per share within twelve months of closing, is expected to be accounted for as a "pooling of interests." While New England expects to continue to operate all three Bank of South Windsor offices, because of the two institutions close proximity it expects to achieve substantial cost reductions in the combined institution following the closing of the transaction. "We expect some staff reductions will occur following the closing, however New England has established an excellent reputation for retention and placement of employees following each of its past acquisitions" Chairman Lentini said.

New England Community Bancorp, Inc. is a multibank holding company whose subsidiaries serve communities throughout North Central Connecticut. New England Bank is headquartered in Windsor, Connecticut. The Equity Bank is located in Wethersfield, Connecticut. Community Bank is headquartered in Bristol, Connecticut and Olde Port Bank is located in Portsmouth, N.H.

Bank of South Windsor is a state  chartered  commercial  bank  headquartered  in
South  Windsor,   Connecticut   with  branches  in  Vernon  and  East  Hartford,
Connecticut.

                               SUMMARY DATA TABLE

          Information is as of or for the year ended December 31, 1997

(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                              NECB (1)            BSW
                                            ----------        ---------
Total Assets                                  $652,829         $155,123
Total Loans                                    441,201           99,947
Allowance for Loan Losses                        9,925            2,156
Total Deposits                                 562,043          132,903
Total Equity                                    58,149           10,837
Tangible Equity                                 52,911           10,837

Net Income                                      $7,028(2)        $1,221
Earnings per share(diluted)                      $1.24(2)         $1.26

Shares Outstanding                           5,727,000          958,000
Book Value Per Share                            $10.15           $11.31
Equity/Assets                                    8.91%            7.00%

(1) Includes NECB's pending acquisition of Olde Port Bank.
(2) Excluding merger related charges of $1,750.

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